Exhibit 99.2

CHINA COMMERCIAL LAW FIRM
Exchange/+86 755 8302 55555
Fax/+86 755 8302 5058 P.C/518048
https://www.huashanglawyer.com
Add/21-26/F, Hong Kong CTS ToThe PRC Entityr, No.4011, Shennan Boulevard, Futian District, Shenzhen, P.R.C

August 24, 2026

To: GRANDE GROUP LIMITED

Suite 2701, 27/F., Tower 1,Admiralty Center, 18 Harcourt Road,Admiralty, Hong Kong Re: Certain PRC Law Matters of Aladdinn Group (the “Company”)

Dear Sirs/Madams,

We, China Commerical Law Firm are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this opinion (“Opinion”) with respect to all laws, regulations, statutes, rules, decrees, guidelines, notices, and judicial interpretations and other legislations of the PRC currently in force and publicly available as of the date of this opinion (hereinafter referred to as the “PRC Laws”). For the purpose of this Opinion, the PRC excludes the Hong Kong Special Administrative Region (“Hong Kong”), the Macau Special Administrative Region, and Taiwan.

We are acting as the PRC counsel of the Company (the Company and its subsidiaries or any of them, or where the context so requires, in respect of the period before the Company becoming the holding company of its present subsidiaries , such subsidiaries as if they were subsidiaries of the Company at the relevant time or the businesses which have since been acquired or carried on by them or, as the case may be, their predecessors, the “Group”) in connection with (a) the proposed offer and resale from time to time by White Lion Capital, LLC, a Nevada limited liability company(the “Offering”) of class A ordinary shares of the Company as set forth in the Company’s registration statement on Form F-l, including all amendments or supplements thereto (the “Registration Statement”), to be filed by the Company with the United States Securities and Exchange Commission (the “SEC”) in relation to the Offering on the National Association of Securities Dealers Automated Quotations (the “NASDAQ”). .

For the purpose of giving this Opinion, we have examined the Registration Statement, originals or copies of corporate record, documents and certificates of identification and documents issued by governmental authorities or by officers or representatives of the Company as we have deemed necessary and appropriate as a basis for the opinions hereinafter set forth.

In rendering the opinions expressed below, we have assumed:

(a)	the authenticity of the documents submitted to us as originals and the conformity to the originals of the documents submitted to us as copies;

(b)	the truthfulness, accuracy and completeness of the documents as they were presented to us;

(c)	the documents which have been presented to us remain in full force and effect as of the date of this opinion and have not been revoked, amended, varied or supplemented, except as noted therein;

(d)	in response to our due diligence inquiries, requests and investigation for the purpose of this Opinion, all the relevant information and materials that have been provided to us by the Company, including all factual statements in the documents and all other factual information provided to us by the Company, and the statements made by the Company, are true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part. Where important facts were not independently established to us, we have relied upon certificates issued by governmental authorities and appropriate representatives of the Company in the course of our inquiry and consultation;

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(e)	that all parties to the documents provided to us in connection with this Opinion have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; and

(f)	with respect to all parties, the due compliance with, and the legality, validity, effectiveness and enforceability under, all laws other than the laws of the PRC.

We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions on any laws other than the laws of the PRC and accordingly express no legal opinion herein on any laws of any jurisdiction other than the PRC.

Based on the foregoing and subject to the confirmations and qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

The following terms as used in this Opinion are defined as follows:

“CSRC” means the China Securities Regulatory Commission;

“Governmental Agencies” means any national, provincial or local court, governmental agency or body, stock exchange authorities or any other regulator in the PRC;

“Securities Law” means the Securities Law of the People’s Republic of China which was amended on December 28, 2019, and became effective on March 1, 2020, by the Standing Committee of the National People's Congress;

“The Trial Measures” means the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies promulgated by CSRC on February 17, 2023, which became effective on March 31, 2023;

“PRC Laws” means any and all officially published and publicly available laws, regulations, rules, and regulatory, administrative or other governmental measures, notices or circulars, and Supreme Court judicial interpretation of the PRC currently in force and publicly available in the PRC as of the date hereof;

Filing procedure with the CSRC

On February 17, 2023, the China Securities Regulatory Commission (“CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”), and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure and report relevant information to the CSRC.

In addition, according to the Trial Measures, indirect overseas issuance and listing of domestic enterprises refers to the overseas issuance and listing of enterprises with main business activities in the PRC, in the name of enterprises registered overseas, based on the equity, assets, income or other similar rights and interests of domestic enterprises. At the same time, the Trial Measures further clarify the situation of indirect overseas listing:

(1)	50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year were derived from PRC domestic companies; and

(2)	The majority of the issuer’s business activities are carried out in mainland China, or its main place(s) of business are located in mainland China, or the majority of the issuer’s senior management team in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China.

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The above circumstances must be met simultaneously to be recognized as indirect overseas listing, but it also stipulates that indirect overseas listing should be recognized based on the principle of substance over form.

According to the provisions of the Trial Measures, for those directly listed overseas, the issuer shall file a record with the CSRC. For indirect overseas listing, the issuer shall designate a major domestic operating entity as the domestic responsible person and file with the CSRC.

In addition, the Trial Measures also stipulate that domestic enterprises that fail to fulfill the required filing procedures to the CSRC may be required by the CSRC to make corrections, be given a warning, and be fined between RMB 1 million and RMB 10 million; the CSRC may warn the directly responsible person and impose a fine of not less than RMB 500,000 but not more than RMB 5 million. If the controlling shareholder or actual controller of a domestic enterprise organizes or instigates the prescribed illegal acts, a fine of not less than RMB 1 million but not more than RMB 10 million may be imposed. If the violation of Trial Measures or other laws and administrative regulations is serious, the CSRC may impose a ban on access to the securities market upon relevant responsible persons.

As of the date of this opinion, as confirmed by the Company: (i) the Group is a holding company incorporated in the BVI with Operating Subsidiaries based in Hong Kong and Mainland China; (ii) the Group does not have any VIE in Mainland China; (iii) the Group is not controlled by any companies or individuals of Mainland China.

Given the above confirmations, we are of the opinion that the overseas offering and listing conducted by the Company would not be deemed an indirect overseas offering and listing by a PRC domestic company. The Trial Measures do not apply to the Company, and its listing on NASDAQ does not require to fulfill the filing procedure to the CSRC.

According to Article 26 of the Trial Measures, any domestic entity or individual providing documents and materials requested by an overseas securities regulatory agency out of investigative or evidence collection purposes, shall not provide such information without prior approval from the CSRC and competent authorities under the PRC State Council.

As confirmed by the Company:(i) the Group is headquartered in Hong Kong with its officers and all members of the board of directors, except Ms. Sha Xia; (ii) the Company is not controlled by any mainland Chinese company or individual directly or indirectly; (iii) the Company based in Hong Kong and substantial part of their revenues and profits are generated by their subsidiary in Hong Kong and the Group have not generated revenues or profits from Mainland China in the most recent accounting year accounts for more than 50% of the corresponding figure in our audited consolidated financial statements for the same period.

Given the above confirmations, we are of the opinion that the Company is not required to submit applications for the approval of the CSRC and Article 26 of the Trial Measures does not apply to the documents, information and/or materials submitted to Nasdaq in connection with the Offering. On the assumption that there would not be any changes to the conditions of the Company as set out in this Opinion once listed, and potentially, Article 26 of the Trial Measures does not apply documents and/or materials requested by NASDAQ from the Company once listed, in connection with NASDAQ’s regulatory responsibilities related to oversight of its issuer companies.

Since these statements and regulatory actions by the PRC government are newly published and the relevant provisions in this regulatory regime are evolving, their interpretation, application and enforcement are subject to the relevant laws and regulations then in effect, we cannot assure that the CSRC would not take a view that is contrary to ours.

The Company further confirms that, as of the date of this opinion, the Group have not received any order from any competent PRC authority or any complaint from any citizen or organization claiming that the Group endanger national security, public interests or the legal rights and interests of any citizen and organization, nor received any order from any competent PRC authorities indicating that the Group are in violation with any PRC laws and regulations regarding personal information and data security, or requiring the Group to seek approvals from the CAC, or other competent PRC authorities for the Offering on NASDAQ.

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This Opinion is delivered in our capacity as the Company’s PRC counsel solely for the purpose of the Offering, and may not be used for any other purpose.

According to the Article 9 of the Measures for the Administration of the Provisions of Securities Legal Services by Law Firms jointly issued by the CSRC and the Ministry of Justice of the PRC, which took effect on December 1, 2023 (the “CSRC Circular”), as the PRC counsel of the Company, we are not permitted to address this Opinion to the underwriters in the Offering. Therefore, this Opinion is addressed solely to the Company and does not constitute advice to the underwriters or its legal counsel in the Offering. It shall not be relied upon by anyone else other than the Company in connection with this Offering. Notwithstanding the foregoing, we hereby consent to the Company delivering this Opinion to the underwriters in the Offering for reference purposes, which consent, however, should not be deemed that we are addressing this Opinion to any person or entity other than the Company.

We hereby consent to the reference to our name under in the Registration Statement if required. In giving such consent, we do not hereby admit that we come within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ China Commercial Law Firm

China Commercial Law Firm

/s/ Hongxuan XIAO
Ms.Hongxuan Xiao
On behalf of China Commercial Law Firm

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